Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-202539) and related Prospectus of Harris Corporation for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated August 25, 2014, with respect to the consolidated financial statements and schedule of Harris Corporation, and the effectiveness of internal control over financial reporting of Harris Corporation, included in its Annual Report (Form 10-K) for the year ended June 27, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Orlando, Florida

April 23, 2015